                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                           ALARMGUARD HOLDINGS, INC.

                                       AT

                              $9.25 NET PER SHARE

                                       BY

                             T16 ACQUISITION CORP.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            TYCO INTERNATIONAL LTD.
---------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 12, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                January 15, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

    We have been appointed by T16 Acquisition Corp. ("Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Tyco International Ltd. ("Tyco"), a Bermuda company, to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.0001 per share, including the associated preferred stock purchase rights (the "Common Shares"), of Alarmguard Holdings, Inc., a Delaware corporation (the "Company"), at a price of $9.25 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 15, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of January 8, 1999, among Tyco, Purchaser and the Company.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF COMMON SHARES WHICH (1) WOULD CONSTITUTE 51% OF THE OUTSTANDING COMMON SHARES AND (2) TOGETHER WITH THE SHARES OF THE COMPANY'S SERIES A PREFERRED STOCK AND SERIES B PREFERRED STOCK, EACH PAR VALUE $.0001 PER SHARE (THE "PREFERRED SHARES") SUBJECT TO THE PREFERRED STOCK PURCHASE AGREEMENT, DATED JANUARY 8, 1999 (THE "PREFERRED STOCK PURCHASE AGREEMENT"), AMONG PURCHASER AND THE HOLDERS OF THE PREFERRED

SHARES, WOULD CONSTITUTE AT LEAST 51% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS. STOCKHOLDERS OWNING 964,195 COMMON SHARES (CONSTITUTING 17.3% OF THE OUTSTANDING COMMON SHARES) AND ALL 40,700 OUTSTANDING PREFERRED SHARES (WHICH, TOGETHER WITH THE AFORESAID COMMON SHARES, CONSTITUTE 50.6% OF THE TOTAL VOTING POWER OF THE COMPANY ON A FULLY DILUTED BASIS) HAVE AGREED TO TENDER SUCH COMMON SHARES IN THE OFFER AND TO SELL SUCH PREFERRED SHARES TO PURCHASER PURSUANT TO THE PREFERRED STOCK PURCHASE AGREEMENT.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1.  The Offer to Purchase.

        2. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Common Shares.

        3. A letter to stockholders of the Company from Russell R. MacDonnell, Chairman, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and mailed to the stockholders of the Company.

        4. A printed form of letter which may be sent to your clients for whose account you hold Common Shares in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.

        5. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Common Shares are not immediately available or if time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary.

    Your attention is directed to the following:

        1. The tender price is $9.25 per Common Share, net to the seller in cash.

        2. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF COMMON SHARES ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.

        3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Friday, February, 12, 1999, unless the Offer is extended.

        4. The Offer is being made for all of the outstanding Common Shares. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer at least that number of Common Shares which (1) would constitute 51% of the outstanding Common Shares and (2) together with the Preferred Shares subject to the Preferred Stock Purchase Agreement, would constitute at least 51% of the total voting power of the Company on a fully diluted basis. Stockholders owning 964,195 Common Shares (constituting 17.3% of the outstanding Common Shares) and all 40,700 outstanding Preferred Shares (which, together with the aforesaid Common Shares, constitute 50.6% of the outstanding voting power of the Company on a fully diluted basis)

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
    have agreed to tender such Common Shares in the Offer and to sell such Preferred Shares to Purchaser pursuant to the Preferred Stock Purchase Agreement.

        5. Stockholders who tender Common Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Common Shares which are validly tendered on or prior to the Expiration Date and not theretofore withdrawn pursuant to the Offer to Purchase. In all cases, payment for Common Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Common Shares (or a timely confirmation of a book-entry transfer of such Common Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

    If holders of Common Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2, "Procedure for Tendering Shares," in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Information Agent) in connection with the solicitation of tenders of Common Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Common Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, FEBRUARY 12, 1999, UNLESS THE OFFER IS EXTENDED.

    Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (800) 566-9061 or (212) 754-8000 (call collect). Banks and brokerage firms please call (800) 662-5200.

                                          Very truly yours,

                                                      [LOGO]

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, TYCO, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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